Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Take-Two Interactive Software, Inc. Deferred Compensation Plan of our reports dated May 20, 2025, with respect to the consolidated financial statements of Take-Two Interactive Software, Inc. and the effectiveness of internal control over financial reporting of Take-Two Interactive Software, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York
September 26, 2025